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                                                                       EXHIBIT P


                     CERTIFICATE OF THE SOLE STOCKHOLDER OF
                       MUNIHOLDINGS INSURED FUND IV, INC.

     Princeton Services, Inc., as the general partner of Fund Asset Management, L.P. ("FAM"), which is the holder of 6,667 shares of common stock, par value $0.10 per share, of MuniHoldings Insured Fund IV, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that FAM purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                         FUND ASSET MANAGEMENT, L.P.

                         By: PRINCETON SERVICES, INC.
                             its general partner

                         By: /s/ William E. Zitelli, Jr.
                             ---------------------------
                             Authorized Officer


Dated: September 21, 1999